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                                                                     EXHIBIT 3.3
                           CERTIFICATE OF AMENDMENT
                           ------------------------

                      TO THE CERTIFICATE OF INCORPORATION
                      -----------------------------------

                       OF SKYLANDS PARK MANAGEMENT, INC.
                       ---------------------------------


TO:  The Secretary of State
     State of New Jersey

     Pursuant to the provisions of Section 14A:9-2(4), Corporations, General of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

     1. The name of the corporation is Skylands Park Management, Inc.

     2. The following amendment to the Certificate of Incorporation was approved by the directors of the corporation on November 18, 1993 and thereafter duly adopted by the shareholders of the corporation on January 14, 1994:

     RESOLVED: That the number of authorized shares of common stock of the corporation be increased to 20,000,000 shares without par value; and that, in furtherance thereof, the proper officers of the corporation are hereby authorized, empowered and directed to file a Certificate of Amendment to the corporation's Certificate of Incorporation whereby the first sentence of ARTICLE IV shall be amended so as to read in full as follows: "The total authorized capital stock of the Corporation is Twenty Million Five Hundred Thousand (20,500,000) shares, consisting of Twenty Million (20,000,000) shares of common stock, no par value (the "Common Stock") and Five Hundred Thousand (500,000) shares of preferred stock, no par value (the "Preferred Stock")."

     3. The number of shares outstanding at the time of adoption of the amendment was 1,978,571 shares of common stock without par value. The total number of shares entitled to vote thereon was 1,978,571.

     4. The amendment was adopted by the shareholders of the corporation at a meeting of such shareholders held on January 14, 1994 pursuant to due notice thereof, at which a total of 1,214,448 shares (constituting a majority of the issued and outstanding shares of the common stock of the Corporation) were present in person or by proxy. A total of 1,167,948 shares voted for the amendment, a total of 39,545 shares voted against the amendment, and a total of 6,955 shares abstained with respect to the amendment.
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Dated:  This 14th day of January, 1994

                                             SKYLANDS PARK MANAGEMENT, INC.


                                             By:
                                                 -------------------------------
                                                 Frederick A. Voight, Chairman